Delisting Determination, The Nasdaq Stock Market, LLC, July 2, 2025
Procaps Group, S.A.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Procaps Group, S.A.
effective at the opening of the trading session on July 31, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule e 5250(c)(1).
The Company was notified of the Staff determination on November 13, 2024. On November 20, 2024 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815. On January 21, 2025, the hearing was held. On December 31, 2025 Staff issued an Additional Staff
Delist Determination Letter because it was in violation of Listing Rule 5250(c)(2). On January 31, 2025 the Panel reached a delist decision and decided to suspend the Company from the Exchange.
The Company was issued the delist decision on said date. The Company securities were suspended on February 4, 2025. The Staff determination to delist the
Company securities became final on March 17, 2025.